EXHIBIT 23.01

SIDLEY AUSTIN llp ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in the Post-Effective Amendment No.2 to the Registration Statement on Form S-1, as filed with the United States Securities and Exchange Commission on or about July 29, 2010, and the related Prospectus of Superfund Gold, L.P.
/s/ Sidley Austin LLP
July 29, 2010
Sidley Austin llp is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships